                                                                    CONFIDENTIAL






                                 AMENDED AND RESTATED
                         RESEARCH, DEVELOPMENT AND MARKETING
                               COLLABORATION AGREEMENT

                               DATED AS OF MAY 2, 1995

                                       BETWEEN

                              ONYX PHARMACEUTICALS, INC.

                                         AND

                                WARNER-LAMBERT COMPANY

                                  TABLE OF CONTENTS

                                                                      PAGE

ARTICLE 1.        DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE 2.        RESEARCH PROGRAM . . . . . . . . . . . . . . . . . . . 5

    2.1       Undertaking and Scope. . . . . . . . . . . . . . . . . . . 5
    2.2       Personnel and Resources. . . . . . . . . . . . . . . . . . 6
    2.3       Term of the Research Collaboration . . . . . . . . . . . . 7
    2.4       Rights to Know-How and Patents for Research. . . . . . . . 7
    2.5       Collaboration Expenses . . . . . . . . . . . . . . . . . . 7

ARTICLE 3.        COMMITTEES . . . . . . . . . . . . . . . . . . . . . . 7

    3.1       Research Management Committee. . . . . . . . . . . . . . . 7
    3.2       Marketing Committee. . . . . . . . . . . . . . . . . . . . 8
    3.3       Meetings . . . . . . . . . . . . . . . . . . . . . . . . . 8
    3.4       SAB Attendance . . . . . . . . . . . . . . . . . . . . . . 8

ARTICLE 4.        PATENTS, KNOW-HOW, RIGHTS AND INVENTIONS . . . . . . . 9

    4.1       Rights to Inventions . . . . . . . . . . . . . . . . . . . 9
    4.2       Joint Inventions . . . . . . . . . . . . . . . . . . . . . 9
    4.3       Protection of Patent Rights. . . . . . . . . . . . . . . .10
    4.4       Allegations of Infringement by Third Parties . . . . . . .10

ARTICLE 5.        DESIGNATION OF LEAD COMPOUNDS AND MARKETING RIGHTS . .11

    5.1       Designation of Lead Compound . . . . . . . . . . . . . . .11
    5.2       Collaboration Product. . . . . . . . . . . . . . . . . . .11
    5.3       Independent Development. . . . . . . . . . . . . . . . . .11
    5.4       Warner's Re-engagement Option. . . . . . . . . . . . . . .12

ARTICLE 6.        LICENSES AND ROYALTIES . . . . . . . . . . . . . . . .13

    6.1       Grant by Onyx. . . . . . . . . . . . . . . . . . . . . . .13
    6.2       Grant by Warner. . . . . . . . . . . . . . . . . . . . . .13
    6.3       Royalties Payable by Warner. . . . . . . . . . . . . . . .13
    6.4       Royalties Payable by Onyx. . . . . . . . . . . . . . . . .14
    6.5       Currency of Payment. . . . . . . . . . . . . . . . . . . .15
    6.6       Payment and Reporting. . . . . . . . . . . . . . . . . . .15
    6.7       Records. . . . . . . . . . . . . . . . . . . . . . . . . .15
    6.8       Taxes Withheld . . . . . . . . . . . . . . . . . . . . . .16
    6.9       Computation of Royalties . . . . . . . . . . . . . . . . .16


                                          i.
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                                  TABLE OF CONTENTS
                                     (CONTINUED)

                                                                      PAGE

    6.10      Licenses to Affiliates . . . . . . . . . . . . . . . . . .16
    6.11      Restrictions on Payment. . . . . . . . . . . . . . . . . .16

ARTICLE 7.        CO-PROMOTION OF COLLABORATION PRODUCTS . . . . . . . .17

    7.1       Co-Promotion Rights. . . . . . . . . . . . . . . . . . . .17
    7.2       Election or Revocation of Co-Promotion Right . . . . . . .17
    7.3       Onyx's Promotional Percentage. . . . . . . . . . . . . . .17
    7.4       Marketing and Marketing Plans. . . . . . . . . . . . . . .17
    7.5       Promotional Materials. . . . . . . . . . . . . . . . . . .18
    7.6       No Delegation. . . . . . . . . . . . . . . . . . . . . . .18
    7.7       Returns. . . . . . . . . . . . . . . . . . . . . . . . . .18
    7.8       Orders . . . . . . . . . . . . . . . . . . . . . . . . . .18
    7.9       Samples. . . . . . . . . . . . . . . . . . . . . . . . . .18
    7.10      Completion of Sales. . . . . . . . . . . . . . . . . . . .18
    7.11      Training . . . . . . . . . . . . . . . . . . . . . . . . .18
    7.12      Exchange of Marketing Information. . . . . . . . . . . . .18

ARTICLE 8.        FDA. . . . . . . . . . . . . . . . . . . . . . . . . .19

    8.1       Side Effects . . . . . . . . . . . . . . . . . . . . . . .19
    8.2       Regulatory and other Inquiries . . . . . . . . . . . . . .19
    8.3       Product Recall . . . . . . . . . . . . . . . . . . . . . .19
    8.4       Responsibility if not Co-Promoting . . . . . . . . . . . .19

ARTICLE 9.        RESEARCH FUNDING AND MILESTONES. . . . . . . . . . . .20

    9.1       Research Funding . . . . . . . . . . . . . . . . . . . . .20
    9.2       Milestones . . . . . . . . . . . . . . . . . . . . . . . .20

ARTICLE 10.       CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . .21

    10.1      Confidentiality. . . . . . . . . . . . . . . . . . . . . .21
    10.2      Publicity. . . . . . . . . . . . . . . . . . . . . . . . .22
    10.3      Publication. . . . . . . . . . . . . . . . . . . . . . . .22

ARTICLE 11.       JAPAN. . . . . . . . . . . . . . . . . . . . . . . . .23

    11.1      Japanese Company . . . . . . . . . . . . . . . . . . . . .23
    11.2      Japanese Company Agreement . . . . . . . . . . . . . . . .23
    11.3      Absence of Agreement . . . . . . . . . . . . . . . . . . .24


                                         ii.

                                  TABLE OF CONTENTS
                                     (CONTINUED)

                                                                      PAGE

ARTICLE 12.       REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . .24

    12.1      Legal Authority. . . . . . . . . . . . . . . . . . . . . .24
    12.2      No Conflicts . . . . . . . . . . . . . . . . . . . . . . .24
    12.3      Others Bound . . . . . . . . . . . . . . . . . . . . . . .24
    12.4      Third Party Rights . . . . . . . . . . . . . . . . . . . .24
    12.5      Survival . . . . . . . . . . . . . . . . . . . . . . . . .25
    12.6      Disclaimer . . . . . . . . . . . . . . . . . . . . . . . .25
    12.7      Exclusivity. . . . . . . . . . . . . . . . . . . . . . . .25

ARTICLE 13     . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25

    13.1      Termination for Breach . . . . . . . . . . . . . . . . . .25
    13.2      Effect of Bankruptcy . . . . . . . . . . . . . . . . . . .26
    13.3      Key Personnel. . . . . . . . . . . . . . . . . . . . . . .26
    13.4      Termination of Co-Promotion Rights . . . . . . . . . . . .26
    13.5      Remedies . . . . . . . . . . . . . . . . . . . . . . . . .27
    13.6      Voluntary Termination. . . . . . . . . . . . . . . . . . .27

ARTICLE 14.       GENERAL PROVISIONS . . . . . . . . . . . . . . . . . .27

    14.1      Indemnification. . . . . . . . . . . . . . . . . . . . . .27
    14.2      Assignment . . . . . . . . . . . . . . . . . . . . . . . .28
    14.3      Non-Waiver . . . . . . . . . . . . . . . . . . . . . . . .28
    14.4      Research Dispute Resolution. . . . . . . . . . . . . . . .28
    14.5      Governing Law. . . . . . . . . . . . . . . . . . . . . . .28
    14.6      Partial Invalidity . . . . . . . . . . . . . . . . . . . .28
    14.7      Notice . . . . . . . . . . . . . . . . . . . . . . . . . .29
    14.8      Vaccines and Diagnostics . . . . . . . . . . . . . . . . .29
    14.9      Headings . . . . . . . . . . . . . . . . . . . . . . . . .30
    14.10     No Implied Licenses or Warranties. . . . . . . . . . . . .30
    14.11     Force Majeure. . . . . . . . . . . . . . . . . . . . . . .30
    14.12     Survival . . . . . . . . . . . . . . . . . . . . . . . . .30
    14.13     Entire Agreement . . . . . . . . . . . . . . . . . . . . .30
    14.14     Amendments . . . . . . . . . . . . . . . . . . . . . . . .31
    14.15     Independent Contractors. . . . . . . . . . . . . . . . . .31
    14.16     Counterparts . . . . . . . . . . . . . . . . . . . . . . .31


                                         iii.

                            AMENDED AND RESTATED RESEARCH,
                              DEVELOPMENT AND MARKETING
                               COLLABORATION AGREEMENT




    THIS AMENDED AND RESTATED RESEARCH, DEVELOPMENT AND MARKETING COLLABORATION AGREEMENT (the "Agreement") is made and entered into by and between ONYX PHARMACEUTICALS, INC., a California corporation located at 3031 Research Drive, Richmond, California 94806 ("Onyx"), and WARNER-LAMBERT COMPANY, a Delaware corporation located at 201 Tabor Road, Morris Plains, New Jersey 07950 ("Warner"). This Agreement is executed on July 31, 1997 but is deemed by the parties to be effective as of May 2, 1995 and shall supersede and replace the original Research, Development and Marketing Agreement between Onyx and Warner dated as of May 2, 1995.

                                 W I T N E S S E T H:

    WHEREAS, Onyx and Warner each has certain expertise in the discovery and development of agents acting in the field of cell cycle control; and


    WHEREAS, Warner and Onyx each wish to enter into a collaborative effort to share such expertise, to develop new expertise in the field of cell cycle control, to research together potential applications thereof and, if successful, to market certain of such applications (the "Collaboration"); and


    WHEREAS, Warner and Onyx entered into that certain Research, Development and Marketing Agreement dated as of May 2, 1995, and they now wish to amend and restate the terms of such agreement by entering into this Agreement, thereby superseding and replacing such earlier agreement;


    NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained herein, Onyx and Warner agree as follows:

                                      ARTICLE 1

                                     DEFINITIONS


    The following capitalized terms shall have the meanings indicated for purposes of this Agreement:


    "AFFILIATE" shall mean any corporation, association or other entity which directly or indirectly controls, is controlled by or is under common control with the party in


                                          1.

question. As used herein the term "control" means possession of the power to direct, or cause the direction of, the management and policies of a corporation, association or other entity.


    "COLLABORATION COMPOUND" shall mean any compound identified by either party during the Research Term or one year thereafter as showing sufficient activity against targets in the Field identified by the Research Management Committee in assays contributed to or developed under the Collaboration such that further research on such compound for such target is pursued, and any analogs or derivatives of such compounds whenever identified.


    "COLLABORATION LEAD COMPOUND" shall mean any Collaboration Compound selected by Warner for further development as provided in Section 5.1.


    "COLLABORATION PRODUCT" shall mean any Collaboration Lead Compound for which an IND or foreign equivalent application has been filed, as provided in
Section 5.2.


    "COLLABORATION PRODUCT EXCLUSIVE PERIOD" shall have the meaning set forth in Section 5.3.

    "CO-PROMOTION COUNTRY" shall mean the United States of America and its territories and possessions, including the Commonwealth of Puerto Rico.


    "EFFECTIVE DATE" shall mean May 2, 1995.


    "FDA" shall mean the United States Food and Drug Administration.


    "FIELD" shall mean research, drug discovery and development collaboration aimed at therapeutic agents to restore control of, or otherwise intervene in, misregulated cell cycle transitions in tumor cells, vascular smooth muscle cells, or other pathological conditions, in each case insofar as it relates to the targets listed below. Such agents may restore growth control and/or result in death of cells with aberrant control.

The Collaboration will seek to identify agents that modulate biological targets within the Field. The Collaboration will include all therapeutic benefits of such agents.

The Field will consist initially of [**].  The Field shall also include the [**]


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                                          2.

[**].  The Field will also include [**].

The parties may agree during the Term of the Research Collaboration to expand the Field by designating additional targets, and it is their intention to do so in the event logical extensions of the Field are identified and may be accommodated within the resource commitment of the parties. Such expansion will be in writing signed by all members of the Research Development Committee. However, neither party shall be obligated to agree to expand the Field.

Notwithstanding the general description of the Field provided above, the Field will exclude:


         (a) All molecular entitles that are part of or that regulate [**]. This includes but is not restricted to [**]. This also includes molecules that directly or indirectly regulate the aforementioned molecules, [**]. This also includes [**]. This exception shall not include (by way of example and not limitation) [**]

    [**] shall mean therapeutics where the active agent is [**].[**] specifically excludes [**].


    "IND" shall mean an Investigational New Drug Application.


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                                          3.
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    "INVENTION" shall mean any invention, idea, data, know-how or material that is discovered or reduced to practice during the Term of this Agreement [**] and that relates to the discovery, design, synthesis, delivery, development, testing, use, manufacture or sale of agents acting in the Field.

    "KNOW-HOW" shall mean Onyx Know-How and/or Warner Know-How, as the case may be.

    "MHW" shall mean the Ministry of Health and Welfare of Japan.

    "NDA" shall mean a New Drug Application.

    "NET SALES" shall mean the gross amount invoiced by a party hereto or one of its Affiliates to customers who are not Affiliates of the selling party for all Products sold to such customers, less the following deductions calculated in accordance with United States generally accepted accounting principles and Warner's (or Onyx's, as the case may be) normal internal accounting standards consistently applied: (i) trade, quantity and cash discounts or rebates; (ii) credits, rebates, charge-back rebates, reimbursements or similar payments granted or given to wholesalers and other distributors, buying groups, healthcare insurance carriers, governmental agencies and other institutions, provided that such provisions will not grant a preference or otherwise favor other products of Warner or Onyx, as the case may be, if based on the fact that a royalty may be payable hereunder; (iii) credits or allowances for rejection or return of such Product previously sold; (iv) any tax, tariff, duty or other governmental charge (other than an income tax) levied on the sale, transportation or delivery of a Product and borne by the seller thereof; (v) payments or rebates paid in connection with state or federal Medicare, Medicaid or similar programs; (vi) any charge for freight or insurance; and (vii) allowance for bad debt expense. Any such deductions, if not for amounts actually incurred or allowed with respect to the specific Products sold, shall be no greater than the pro rata amount allocable to such Product, based on the invoices for similar pharmaceutical products sold by the selling party, of the total amount of such deductions allowed or incurred for all such similar products. In the event that the selling party recognizes revenue due to excess balance sheet reserves associated with the net sales deductions described above, the pro rata amount of such revenue allocable to the Product shall be deemed Net Sales hereunder, at the time such revenue is recognized.

    "ONYX KNOW-HOW" shall mean all technology, inventions, information, data, know-how, compounds and materials that (i) are not Onyx Patents, (ii) Onyx owns or otherwise has the right to license to Warner and (iii) relate to the discovery, design, synthesis, delivery, development, testing, use, manufacture or sale of agents with activity in the Field. Excluded from "Onyx Know-How" are compounds and information relating to compounds that have been identified by Onyx as candidates for cGLP/cGMP studies


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                                          4.

on or before the Effective Date, or are hereafter so identified without material application of information provided by Warner or developed by either party pursuant to the Collaboration.

    "ONYX LEAD COMPOUND" shall mean a Collaboration Compound that Onyx obtains the right to develop independently as provided in Section 5.3.

    "ONYX PATENTS" shall mean all United States and foreign patents that are owned by Onyx or that Onyx otherwise has the right to license to Warner and that relate to the discovery, design, synthesis, delivery, development, testing, use, manufacture or sale of agents with activity in the Field, including, without limitation, all reissues, extensions, substitutions, confirmations, registrations, revalidations, additions, continuations, continuations-in-part, and divisions thereof. Excluded from "Onyx Patents" are patents and patent applications that claim compounds and information relating to compounds that have been identified by Onyx as candidates for cGLP/cGMP studies on or before the Effective Date, or are hereafter so identified without material application of information provided by Warner or developed pursuant to the Collaboration.

    "ONYX PRODUCT" shall have the meaning set forth in Section 5.3.

    "ONYX PRODUCT EXCLUSIVE PERIOD" shall have the meaning set forth in Section 5.4.

    "PATENTS" shall mean, Onyx Patents and/or Warner Patents, as the case may be.

    "PRODUCTS" shall mean Collaboration Products and/or Onyx Products, as applicable.

    "RESEARCH MANAGEMENT COMMITTEE" shall mean that entity organized and acting pursuant to Section 3.1.

    "RESEARCH PLAN" shall have the meaning set forth in Section 2.1.

    "TERM OF CO-PROMOTION" for a Collaboration Product shall mean the period beginning upon the first commercial sale of a Collaboration Product in the Co-Promotion Country and [**].

    "TERM OF THIS AGREEMENT" shall mean the period from the Effective Date until the expiration of all licenses granted pursuant to this Agreement or until this Agreement is otherwise terminated pursuant to its terms.

    "TERM OF THE RESEARCH COLLABORATION" shall have the meaning set forth in
Section 1.3.


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                                          5.
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    "WARNER KNOW-HOW" shall mean all technology, inventions, information, data, know-how, compounds and materials that (i) are not Warner Patents, (ii) Warner owns or otherwise has the right to license to Onyx and (iii) relate to the discovery, design, synthesis, delivery, development, testing, use, manufacture or sale of agents with activity in the Field. Excluded from "Warner Know-How" are (i) Warner's high-volume screening technology and (ii) compounds and information relating to compounds that have been identified by Warner as candidates for cGLP/cGMP studies on or before the Effective Date, or are hereafter so identified without material application of information provided by Onyx or developed by either party pursuant to the Collaboration.

    "WARNER PATENTS" shall mean all United States and foreign patents that are owned by Warner or that Warner otherwise has the right to license to Onyx and that relate to the discovery, design, synthesis, delivery, development, testing, use, manufacture or sale of agents with activity in the Field, including, without limitation, all reissues, extensions, substitutions, confirmations, registrations, revalidations, additions, continuations, continuations-in-part, and divisions thereof. Excluded from "Warner Patents" are patents and patent applications that claim (i) Warner's high volume screen technology and (ii) compounds and information relating to compounds that have been identified by Warner as candidates for cGLP/cGMP studies on or before the Effective Date, or are hereafter so identified without material application of information provided by Onyx or developed pursuant to the Collaboration.

                                      ARTICLE 2

                                   RESEARCH PROGRAM

    2.1 UNDERTAKING AND SCOPE. From time to time the Research Management Committee will agree on the general direction of the research to be performed hereunder. The correspondence and other material documenting such agreement are collectively referred to herein as the "Research Plan." Each party agrees to use its best efforts to perform the activities detailed in the Research Plan, in a professional and timely manner. Onyx agrees to use its best efforts at its cost [**] to (i) develop and transfer to Warner [**] screening assays [**] of the Term of the Research Collaboration for specific targets in the Field selected by the Research Management Committee, (ii) supply protein required to run such screens and (iii) provide for the testing of substantially all of Onyx's compound library in such screens. Onyx shall not knowingly provide or perform research on any compounds the use of which would require a royalty or other payment to any third party, unless the Research Management Committee agrees that such compound should be provided and the parties agree in writing how such royalty or other payment will be paid. Warner agrees to use its best efforts at its cost (including the cost of any royalties or other amounts payable by Warner to third parties) to (i) screen substantially all of its compound


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                                          6.

library with such screens provided by Onyx and (ii) conduct medicinal chemistry and animal pharmacology as the Research Management Committee deems appropriate. Promptly after the Effective Date, Onyx and Warner will disclose to each other all information possessed by it relevant to the Field and necessary or helpful to perform the work described in the Research Plan (except to the extent precluded by the pre-existing confidentiality obligations described on Schedule 1 hereto). During the Term of the Research Collaboration, or [**] thereafter, the Research Management Committee and either party individually may from time to time declare any compound that meets the definition therefor in Article 1 to be a Collaboration Compound. Notwithstanding the foregoing, neither party will be required to offer the other party any compounds or information relating to compounds that have been identified as candidates for cGLP/cGMP studies on or before the Effective Date, or are hereafter so identified without material application of information provided by the other party or developed pursuant to the Collaboration. Neither party shall be required to screen under this Collaboration or to offer to the other party any information regarding any compounds identified as having activity in pathways expressly excluded from the Field, if so identified prior to being designated a "Collaboration Compound" hereunder.

    2.2 PERSONNEL AND RESOURCES. Each party agrees to commit the personnel, facilities, expertise and other resources needed to perform this Agreement in accordance with its terms; provided, however, that neither party warrants that the Collaboration shall achieve any of the research objectives contemplated by them. During the Term of the Research Collaboration, Warner and Onyx will each maintain at its cost an average of 15 full-time equivalents ("FTEs") devoted to cooperative work under the Research Plan. During the first-year of the Term of the Research Collaboration Warner need maintain [**] FTEs; provided however, that Warner will staff at higher levels in later periods to achieve an average of 15 FTEs during the Term of the Research Collaboration, unless such term is terminated early as permitted hereunder. The scientific priorities and direction of such staff of both parties will be determined by the Research Management Committee. Such staff will include, as appropriate, scientists in the areas of mass screening, molecular biology, biochemistry, biochemical pharmacology, cancer and cardiovascular pharmacology, synthetic chemistry (including peptide synthesis), computer-assisted drug design, and analytical chemistry (e.g., NMR spectroscopy).

    2.3 TERM OF THE RESEARCH COLLABORATION. Work under the Research Plan will commence as of the date of this Agreement and, unless terminated earlier by either party pursuant to the terms of this Agreement or extended by mutual agreement of the parties, will terminate on the third anniversary hereafter (as terminated, expired or extended, the "Term of the Research Collaboration").

    2.4 RIGHTS TO KNOW-HOW AND PATENTS FOR RESEARCH. Each party hereby grants and agrees to grant to the other a non-exclusive, royalty-free license to use such


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                                          7.

party's Know-How and Patents that are conceived or reduced to practice prior to the [**] anniversary of the end of the Term of the Research Collaboration for
(a) research and development purposes in the Field and (b), beginning [**] after termination of the Term of the Research Collaboration, research and development outside of the Field; provided, however, that the granting party may terminate such licenses granted by it immediately upon its termination of this Agreement for cause. Notwithstanding the foregoing, neither party is granted any interest in the other's compounds (or analogs or derivatives thereof) except as specifically set forth in this Agreement. In the event that one party does nonetheless conceive or reduce to practice any invention that is comprised of the other party's compound (or analog or derivative thereof) and if such invention is not in the Field, such party will promptly assign its entire interest therein exclusively to the other party without charge and will not be entitled to any milestones, royalties or other consideration in connection therewith.

    2.5 COLLABORATION EXPENSES. [**] the costs and expenses of work done pursuant to the Collaboration at [**].

    2.6 NEW ZEALAND RESEARCH WORK. Onyx acknowledges that Warner has amended its existing agreement with the Auckland Division, Cancer Society of New Zealand, Inc. ("CSNZ"), dated December 15, 1988 (as amended, the "Warner/CSNZ Agreement"), to expand the field of research to be jointly conducted by Warner and CSNZ to include the research in the cell cycle field which is the focus of the collaborative research project being conducted pursuant to this Agreement. Onyx is willing to permit Warner to conduct such research under the Warner/CSNZ Agreement, subject to the following terms:

         (a) As used in this Section 2.6, the term "ADDITIONAL RESEARCH" shall have the meaning set forth in Section 1.04a of the Warner/CSNZ Agreement.

         (b) The term "Collaboration Compounds" as used in this Agreement shall also include any compounds identified as a result of the Additional Research conducted by CSNZ or Warner in collaboration with CSNZ pursuant to the Warner/CSNZ Agreement. Any work performed by CSNZ and Warner under such Additional Research shall be considered to be work performed by the parties pursuant to this Agreement.

         (c) For the avoidance of doubt, and notwithstanding any other interpretation of the Agreement, Warner and Onyx hereby agree that the royalties payable by Warner under Section 6.3 shall not be reduced by any royalty or other payments payable by Warner to CSNZ pursuant to the Warner/CSNZ Agreement, whether by offset, credit or otherwise.


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                                          8.
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                                      ARTICLE 3

                                      COMMITTEES

    3.1 RESEARCH MANAGEMENT COMMITTEE. Warner and Onyx will each appoint up to 4 representatives to a research management committee (the "Research Management Committee"), which will oversee the operational aspects of performing the Research Plan. The Research Management Committee will assure that agendas and minutes are prepared for each of its meetings. The personnel, facilities, expertise and other resources of each party to be used in performance of the Research Plan shall be established by the Research Management Committee. The Research Management Committee will meet quarterly, or more frequently if mutually agreed. Warner's and Onyx's initial representatives to the Research Management Committee will be appointed by each of them promptly after the date of this Agreement. All actions taken and decisions made by the Research Management Committee shall be by unanimous agreement. A party may change any of its appointments to the Research Management Committee at any time upon giving written notice to the other party.

    3.2 MARKETING COMMITTEE. At the time that Warner appoints a committee to plan the marketing of a Collaboration Product (the "Marketing Committee"), it shall promptly inform Onyx and for so long as Onyx has the right to co-promote such Collaboration Product, Onyx shall have the authority to appoint one of its employees as a non-voting member of such committee. Onyx's non-voting member of the Marketing Committee will have the right to attend all meetings of the Marketing Committee and will be kept current on the plans and proceedings of the Marketing Committee. All actions taken and decisions made by the Marketing Committee shall be under the direction and control of Warner. A party may change any of its appointments to the Marketing Committee at any time upon giving written notice to the other party.

    3.3 MEETINGS. The Research Management Committee and the Marketing Committee may meet by telephone or in person at such times as are agreeable to the members of each such committee. Attendance at meetings shall be at the respective expense of the participating parties. Warner and Onyx shall alternate the right to determine the location of each meeting of the Research Management Committee, with Onyx determining the location of the first meeting of such committee. Warner shall determine the location of all meetings of the Marketing Committee.

    3.4 SAB ATTENDANCE. During the Term of this Agreement, Warner will be entitled to have up to three of its representatives attend all meetings of Onyx's Scientific Advisory Board that relate directly to the Field and such other general symposia that do not contain confidential information outside the Field of Onyx or of any third party to which Onyx owes a duty of confidentiality that would be breached by Warner's


                                          9.
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attendance.  Onyx will provide Warner reasonable advance notice of all such meetings and will provide Warner copies of all written material given to the members of the Scientific Advisory Board in connection with such meetings. Attendance at such meetings by Warner's representatives will be at Warner's expense. As a condition of such attendance and access to such written material, Warner will execute appropriate confidentiality agreements with respect to information disclosed at such meetings and in such written material.

                                      ARTICLE 4

                       PATENTS, KNOW-HOW, RIGHTS AND INVENTIONS

    4.1  RIGHTS TO INVENTIONS.

         (a) Ownership of all Inventions and any other technology, information, data, know-how, compounds and material developed, discovered or made hereunder shall be determined in accordance with United States laws of inventorship. The owner (the "Inventor") of any Invention shall have the right, at its option and expense, to prepare, file and prosecute in its own name any patent applications with respect to any Invention owned by it and to maintain any patents issued. In connection therewith, the non-Inventor party agrees to cooperate with the Inventor at the Inventor's expense in the preparation and prosecution of all such patent applications and in the maintenance of any patents issued. This obligation shall survive the expiration or termination of this Agreement.

         (b) The parties will co-own technology, inventions, information, data, know-how, compounds and materials (whether or not patentable) that relate to [**] and that are developed in connection with performance of the Research Plan ("[**] Inventions"). The parties will cooperate in the joint filing of patent applications claiming [**] Inventions. The parties will negotiate in good faith regarding the collaborative commercial exploitation of the [**] Inventions; provided, however, that each party will retain an undivided ownership interest in the [**] Inventions and will be free to exploit the same without obligation to the other party.

    4.2 JOINT INVENTIONS. Inventions that are jointly invented by Onyx and Warner will be jointly owned by them; however, [**] will have the rights and responsibilities of the "Inventor" as described in this Article 4 in respect of any such patentable, jointly owned Inventions and [**] shall have the rights and responsibilities of a non-Inventor therein. [**] shall pay all expenses in connection with its preparation, filing and prosecution of patent applications that claim patentable, jointly owned Inventions. [**] shall from time to time notify [**] of the amount of such expenses and [**]


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shall promptly thereafter pay [**] of its out-of-pocket expenses.  As used in the preceding sentence "out-of-pocket expenses" shall mean direct costs, excluding internal labor costs. Onyx may elect in writing to disclaim all interest in any jointly invented Invention, in which case (i) such Invention will be solely owned by Warner and Onyx will co-operate to assure Warner's sole ownership, (ii) Onyx will have no further interest in such Invention, by ownership, license or otherwise and (iii) [**] the date that Warner receives Onyx's written disclaimer. Warner may elect in writing to disclaim all interest in any jointly invented Inventions, in which case (i) such Invention will be solely owned by Onyx and Warner will co-operate to assure Onyx's sole ownership,
(ii) Warner will have no further interest in such Invention, by ownership, license or otherwise and (iii) [**].

    4.3 PROTECTION OF PATENT RIGHTS. (a) The Inventor shall keep the other party currently informed of all steps to be taken in the preparation, prosecution and maintenance of all of its patents and patent applications which claim an Invention and shall furnish the other party with copies of patents and applications, amendments thereto and other related correspondence relating to such Invention to and from patent offices and permit the other party to offer its comments thereon before the Inventor makes a submission to a patent office which could materially affect the scope or validity of the patent coverage that may result. The non-Inventor party shall offer its comments promptly. Onyx and Warner shall each promptly notify the other of any infringement and/or unauthorized use of an Invention which comes to its attention.

         (b) The non-Inventor party may request in writing that the Inventor take specific, reasonable actions to (i) prepare, file or prosecute a patent application with respect to an Invention, (ii) maintain any patents issued with respect to an Invention, (iii) protect against abandonment of a patent or application which claims an Invention or (iv) obtain a discontinuance of an infringement or unauthorized use of such patent or application. If such actions are not undertaken within thirty days of the Inventor's receipt of such written request and timely pursued thereafter, the Inventor shall permit, and the non-Inventor party at its option and expense may undertake, such actions. The party not undertaking such actions shall fully cooperate with the other party and shall provide to the other party whatever assignments and other documents that may be needed in connection therewith. The party not undertaking such actions may require a suitable indemnity against all damages, costs and expenses and impose such other reasonable conditions as such party's advisors may require.



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         (c)  If either party commences any actions or proceedings (legal or otherwise) pursuant to this Section, it shall prosecute the same vigorously at its expense and shall not abandon or compromise them or fail to exercise any rights of appeal without giving the other party the right to take over their conduct at its own expense. The party finally conducting legal actions or proceedings against an alleged infringer or other party shall be entitled to any damages or costs awarded against such infringer or other party.

    4.4 ALLEGATIONS OF INFRINGEMENT BY THIRD PARTIES. In the event that Warner or Onyx receives notice that any action by either of them under this Agreement is alleged to be a violation of the patent or other intellectual property rights of a third party, it shall notify the other party to this Agreement, and they shall jointly determine an appropriate response and course of action. The costs of such defense, and any damages, costs or expenses resulting from such action, shall be paid [**]. The Research Management Committee will decide whether or not to continue any activity following notice that such activity may be a violation of the patent or other intellectual property rights of a third party.

                                      ARTICLE 5

                  DESIGNATION OF LEAD COMPOUNDS AND MARKETING RIGHTS

    5.1 DESIGNATION OF LEAD COMPOUND. From time to time, Warner may formally designate one or more Collaboration Compounds for further development, and such designated compounds shall be deemed Collaboration Lead Compounds. Such designation shall be made under Warner's then current standards for declaring one of its own compounds a "lead compound." Such designation generally indicates that Warner has identified such compound as a candidate for cGLP/cGMP studies. Warner will pursue the research and development of each Collaboration Lead Compound at its own expense and under its sole direction. Warner will provide Onyx quarterly, written updates regarding the status of each Collaboration Lead Compound.

    5.2 COLLABORATION PRODUCT. Each Collaboration Lead Compound shall be referred to herein as a "Collaboration Product" from and after filing of an IND in respect of such compound with the FDA or the filing of its equivalent in any foreign country other than Japan. The preparation, filing and prosecution of IND's, NDA's and other regulatory filings required to be filed with the FDA and its foreign equivalents (other than in Japan) in regard to any Collaboration Product will be at the sole expense of, in the


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name of and under the direction of Warner.  Warner does not warrant that any regulatory filings will actually be filed or, if filed, will be approved.

    5.3 INDEPENDENT DEVELOPMENT. From time to time, Onyx may request Warner in writing to undertake specific research and development regarding a Collaboration Compound or to declare a Collaboration Compound to be a Collaboration Lead Compound. Warner will notify Onyx within [**] of receiving Onyx's written request if it determines before such date that it will not undertake such specific research and development (or declare such Collaboration Compound to be a Collaboration Lead Compound) within [**] of such request ("Warner's Notice to Decline"). If Warner does not so notify Onyx within such [**] period, it will periodically review Onyx's request and if it determines not to undertake such specific research and development (or declare such Collaboration Compound to be a Collaboration Lead Compound) then it shall promptly so notify Onyx (also, "Warner's Notice to Decline"). After either (i) receipt of Warner's Notice to Decline, or (ii) if Warner does not so notify Onyx and if Warner does not itself undertake the requested action within [**] of Onyx's written request, then the date [**] after Warner's receipt of Onyx's written request, then Onyx shall undertake continued research and development (including the specific research and development requested by Onyx in its request to Warner) of such Collaboration Compound independently (an "Onyx Lead Compound"), at its sole cost and under its sole direction. Onyx may not utilize the services of the personnel committed to the Collaboration pursuant to Section
2.2 in performance of research or development of an Onyx Lead Compound. Onyx may declare no more than [**] Onyx Lead Compounds during the Term of this Agreement. Onyx will keep Warner currently informed of all material information in its research and development of each Onyx Lead Compound and will allow Warner to comment on the direction of such research and development. Each Onyx Lead Compound is referred to herein as an "Onyx Product" from and after filing of an IND in respect of such compound with the FDA or the filing of its equivalent in any foreign country other than Japan. Onyx will provide Warner a complete and accurate copy of the proposed filing, together with any additional information that Warner may request regarding the relevant Onyx Lead Compound, at least [**] prior to submitting such filing to the FDA or its foreign equivalent. Onyx will be entitled to commercialize any Onyx Product at its sole direction, alone or with another partner, subject to Section 5.4 and the other terms of this Agreement.

    5.4 WARNER'S RE-ENGAGEMENT OPTION. Warner may elect in writing to Onyx to resume the research and development of an Onyx Lead Compound at its own cost and under its sole direction at any time prior to [**] in respect of such compound. In such event, such Onyx Lead Compound shall immediately become a Collaboration Lead Compound for all purposes under this Agreement. Promptly after Warner makes such election, Warner will pay Onyx [**] Onyx's costs incurred for research and development of such Onyx Lead Compound. For purposes of this Section,


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Onyx's cost for research and development will mean (i) Onyx's "Burdened Cost"
(as defined below) for each professional research and development FTE (not including the personnel committed to the Collaboration pursuant to Section 1.2) dedicated to the research and development of such Onyx Lead Compounds (with appropriate adjustment for staff members not fully dedicated to such work or not working a full year) and (ii) payments made to unaffiliated third parties, each to the extent incurred in connection with the relevant compound on or after its declaration as an Onyx Lead Compound and to the extent reasonably supported by invoices, time sheets or other appropriate records. The "Burdened Cost" for each Onyx FTE shall mean [**] for work performed during 1995, and will be revised for work performed during each succeeding calendar year by the change in the Consumer Price Index (as determined by the United States of America Department of Labor) during the preceding calendar year (except that the Burdened Cost for work performed during 1996 will be revised only by the change in the Consumer Price Index from the Effective date to December 31, 1995).

                                      ARTICLE 6

                                LICENSES AND ROYALTIES

    6.1 GRANT BY ONYX. Onyx hereby grants and agrees to grant to Warner exclusive, worldwide (except for Japan) licenses under the Onyx Patents solely to make, have made, use and sell (with the right to sublicense) each compound designated as a Collaboration Lead Compound or as a Collaboration Product. Such licenses with respect to a Collaboration Lead Compound are co-exclusive between Onyx and Warner. Such licenses with respect to a Collaboration Product are exclusive even as to Onyx.

    6.2 GRANT BY WARNER. Warner hereby grants and agrees to grant to Onyx exclusive, worldwide (except for Japan) licenses under the Warner Patents solely to make, have made, use and sell (with the right to sublicense) each compound designated as an Onyx Lead Compound or as an Onyx Product. Such licenses with respect to an Onyx Lead Compound are co-exclusive between Onyx and Warner. Such licenses with respect to an Onyx Product are exclusive even as to Warner.

    6.3 ROYALTIES PAYABLE BY WARNER. In part consideration for all rights granted to Warner and efforts undertaken by Onyx hereunder, Warner will pay Onyx [**] of Net Sales as a royalty on worldwide sales (except for Japan) of Collaboration Products. If at the time of the first commercial sale of such Product in such country a Patent exists that is necessary to sell such Product in such country, or if at any time after such sale a composition of matter Patent necessary to sell such Collaboration Product issues in such country, such [**] royalty shall be payable in respect of sales in such country until the later of (a) the expiration of the last such Patent to expire and (b) the date such [**] royalty would expire under the provisions of the following sentence assuming that such Patent


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did not exist.  Subject to the terms of the preceding sentence, if in a particular country there is never an issued Patent that is necessary to sell such Product in such country, then such [**] royalty will be payable, for sales of such Product in such country, until the earliest of (x) the later to occur of
(i) the [**] anniversary of such first sale in such country and (ii) expiration of the last Patent necessary to make or use such Product in such country, which Patent was in existence on the date of such first commercial sale, (y) the first calendar quarter in which the sale in such country by any one entity (together with its Affiliates), other than Warner or its Affiliates or licensees, of one or more products containing the same active ingredient as such Product, constitutes [**] or more of all units sold in such country containing such active ingredient and (z) the first calendar quarter in which the sale in such country by any entities (taken in the aggregate), other than Warner or its Affiliates or licensees, of one or more products containing the same active ingredient as the Product, constitutes [**] or more of all units sold in such country containing such active ingredient (the period from first commercial sale in each country until the earlier of (x), (y) and (z) above is referred to herein as the "Collaboration Product Exclusive Period"). In the case of (y) and
(z) above, the [**] royalty will terminate as to Net Sales of Product sold on or after the day following the end of the triggering calendar quarter. Warner will pay Onyx [**] and [**] of Net Sales as a royalty on sales of Collaboration Products in each country (except for Japan) for the [**], respectively, following (a) such final Patent expiration (in the event that the required Patent necessary to sell such Product in such country existed on the date of first commercial sale or issued thereafter) or (b) the end of the Collaboration Product Exclusive Period (if no such Patent existed or issued thereafter, and provided that the Collaboration Product Exclusive Period lasted at least [**] years); provided, however, that no such royalty will be payable in respect of Collaboration Products sold without the use of one or more trademarks developed by Warner for such Product during the time that the [**] royalty was applicable.

    6.4 ROYALTIES PAYABLE BY ONYX. Onyx will pay Warner [**] of Net Sales as a royalty on worldwide sales (except for Japan) of Onyx Products. If at the time of the first commercial sale of such Product in such country a Patent exists that is necessary to sell such Product in such country, or if at any time after such sale a composition of matter Patent necessary to sell such Collaboration Product issues in such country, such [**] royalty shall be payable in respect of sales in such country until the later of (a) the expiration of the last such Patent to expire and (b) the date such [**] royalty would expire under the provisions of the following sentence assuming that such Patent did not exist. Subject to the terms of the preceding sentence, if in a particular country there is never an issued Patent that is necessary to sell such Product in such country, then such [**] royalty will be payable, for sales of such Product in such country, until the earliest of (x) the later to occur of (i) the [**] anniversary of such first sale in such country and (ii) expiration of the last Patent necessary to make or use such Product in such country, which Patent was


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in existence on the date of such first commercial sale, (y) the first calendar quarter in which the sale in such country by any one entity (together with its Affiliates), other than Warner or its Affiliates or licensees, of one or more products containing the same active ingredient as the Product, constitutes [**] or more of all units sold in such country containing such active ingredient and
(z) the first calendar quarter in which the sale in such country by any entities (taken in the aggregate), other than Onyx or its Affiliates or licensees, of one or more products containing the same active ingredient as the Product, constitutes [**] or more of all units sold in such country containing such active ingredient (the period from first commercial sale in each country until the earliest of (x), (y) and (z) above is referred to herein as the "Onyx Product Exclusive Period"). In the case of (y) and (z) above, the [**] royalty will terminate as to Net Sales of Product sold on or after the day following the end of the triggering calendar quarter. Onyx will pay Warner [**] of Net Sales as a royalty on sales of Onyx Products in each country (except for Japan) for the [**], respectively, following (a) such final Patent expiration (in the event that the required Patent necessary to sell such Product in such country existed on the date of first commercial sale or issued thereafter) or (b) the end of the Onyx Product Exclusive Period (if no such Patent existed or issued thereafter, and provided that the Onyx Product Exclusive Period lasted at least [**] years); provided, however, that no such royalty will be payable in respect of an Onyx Product sold without the use of one or more trademarks developed by Onyx for such Product during the time that the [**] royalty was applicable.

    6.5 CURRENCY OF PAYMENT. All payments to be made under this Agreement shall be made in United States dollars in the United States to a bank account designated by the party to be paid. Royalties earned shall first be determined in the currency of the country in which they are earned and then converted to its equivalent in United States currency. Such conversion shall be based on the average buying rates of exchange for the currencies involved into the currency of the United States quoted by Citibank (or its successor in interest) in New York, New York at the close of business on each business day of the quarterly period in which the royalties were earned.

    6.6  PAYMENT AND REPORTING.  The royalties due under Section 6.3 or Section
6.5 shall be paid quarterly, within 45 days after the close of each calendar quarter immediately following each quarterly period in which such royalties are earned, or earlier if practical. With each such quarterly payment, the payor shall furnish the payee a royalty statement, setting forth on a country-by-country basis the total number of units and Net Sales of each royalty-bearing Product made, used and/or sold hereunder for the quarterly period for which the royalties are due. In addition, the payor shall furnish such a royalty statement on a country-by-country basis for the first quarter during which payor makes sales of Product for which no royalty payment in respect of such country is due hereunder, and shall state the basis for such
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hereunder.  The payor shall thereafter have no further obligation to report the number of units or Net Sales of such Product made, used and/or sold in such country.

    6.7 RECORDS. The royalty paying party shall keep accurate books and accounts of record in connection with the manufacture, use and/or sale by or for it of the Products hereunder in sufficient detail to permit accurate determination of all figures necessary for verification of royalty obligations set forth in this Article 6. Such records shall be maintained for a period of 3 years from the end of each year in which sales occurred. The payee, at its expense, through a certified public accountant, shall have the right to access such books and records for the sole purpose of verifying the royalty statements; such access shall be conducted after reasonable prior notice by the payee to the payor during the payor's ordinary business hours and shall not be more frequent than once during each calendar year. Said accountant shall not disclose to the payee or any other party any information except that which should properly be contained in a royalty report required under this Agreement. If such accounting determines that a party's error resulted in the other party receiving at least 5% less than properly due in respect of any quarter, then the party in error will reimburse such amount and reimburse the other party for the costs of such accounting (including the fees and expenses of the certified public accountant).

    6.8 TAXES WITHHELD. Any income or other tax that one party hereunder, its Affiliates or sublicensees is required to withhold (the "Withholding Party") and pay on behalf of the other party hereunder (the "Withheld Party") with respect to the royalties payable under this Agreement shall be deducted from and offset against said royalties prior to remittance to the Withheld Party; provided, however, that in regard to any tax so deducted, the Withholding Party shall give or cause to be given to the Withheld Party such assistance as may reasonably be necessary to enable the Withheld Party to claim exemption therefrom or credit therefor, and in each case shall furnish the Withheld Party proper evidence of the taxes paid on its behalf.

    6.9 COMPUTATION OF ROYALTIES. All sales of Onyx Products between Onyx and any of its Affiliates and sublicensees shall be disregarded for purposes of computing royalties under this Article 6, but in such instances royalties shall be payable only upon sales to unlicensed third parties. Nothing herein contained shall obligate Onyx to pay Warner more than one royalty on any unit of an Onyx Product. All sales of Collaboration Products between Warner and any of its Affiliates and sublicensees shall be disregarded for purposes of computing royalties under this Article 6, but in such instances royalties shall be payable only upon sales to unlicensed third parties. Nothing herein contained shall obligate Warner to pay Onyx more than one royalty on any unit of a Collaboration Product or a Warner Product.

    6.10 LICENSES TO AFFILIATES. Each party shall, at the other party's request, sign license and/or royalty agreements directly with the other party's Affiliates and


                                         17.
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sublicensees in those situations where such agreements would not decrease the amount of royalties which would be owed hereunder. Such agreements shall contain the same language as contained herein with appropriate changes in parties and territory. No such license and/or royalty agreement will relieve Warner or Onyx, as the case may be, of its obligations hereunder, and such party will guarantee the obligations of its Affiliate or sublicensee in any such agreement. Royalties received directly from one party's Affiliates and sublicensees shall be credited towards such party's royalty obligations under
Section 6.3 or 6.5 hereof, as applicable.

    6.11 RESTRICTIONS ON PAYMENT. The obligation to pay royalties under this Agreement shall be waived and excused to the extent that statutes, laws, codes or government regulations in a particular country prevent such royalty payments by the seller of Products; provided, however, that if legally permissible, the seller of Products shall pay the royalties owed to the other party hereto by depositing such amounts in a bank account in such country that has been designated by the party owed such royalties.

                                      ARTICLE 7

                        CO-PROMOTION OF COLLABORATION PRODUCTS

    7.1 CO-PROMOTION RIGHTS. Onyx will have the right to co-promote each Collaboration Product in the Co-Promotion Country during the Term of Co-Promotion pursuant to the terms and conditions hereof.

    7.2 ELECTION OR REVOCATION OF CO-PROMOTION RIGHT. Warner will give Onyx at least [**] prior written notice of the anticipated first commercial sale of a Collaboration Product in the Co-Promotion Country. Onyx will notify Warner in writing at least [**] prior to such anticipated first commercial sale whether it elects to exercise its right to co-promote such Collaboration Product in such Co-Promotion Country beginning with the date of first commercial sale. If Onyx fails timely to give such notice to Warner, it shall be deemed to have waived its rights to co-promote. Onyx may terminate the Term of Co-Promotion at any time following [**] month's written notice to Warner. The Term of Co-Promotion can not be reinstated after delivery of such notice.

    7.3 ONYX'S PROMOTIONAL PERCENTAGE. If Onyx elects to exercise its co-promotion rights pursuant to Section 7.2, the Marketing Committee will meet and determine procedures whereby Onyx will supply up to [**], but not less than [**], of the sales efforts (including details, if determined to be an appropriate sales activity) for the relevant Collaboration Product in the Co-Promotion Country. Warner will compensate Onyx for such effort at the lesser of (i) [**] and (ii) [**]


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Prior to initiation of the Term of Co-Promotion in the Co-Promotion Country,
the parties will negotiate in good faith and agree on appropriate accounting procedures and payment terms to (i) confirm each party's performance of its required sales effort, (ii) calculate the costs for each party to provide its sales effort and (iii) compensate Onyx as required by this Section.

    7.4 MARKETING AND MARKETING PLANS. Each Collaboration Product will be marketed with one label and will bear one or more trademarks owned by Warner. The Marketing Committee will be responsible for developing and approving marketing plans and the advertising and other promotional materials to be used in co-promoting each Collaboration Product. Warner will be responsible for obtaining acceptance of each Collaboration Product on formularies, if applicable. Warner will keep Onyx informed of and will solicit and consider in good faith Onyx's opinions regarding strategies for obtaining formulary acceptance.

    7.5 PROMOTIONAL MATERIALS. Onyx shall not create any promotional or advertising materials for Collaboration Products. Onyx shall disseminate only those promotional and advertising materials which have been provided or approved for Onyx's use by Warner. Warner shall supply timely to Onyx, at Warner's cost, quantities of promotional materials needed by Onyx to exercise its rights under this Agreement. Onyx shall not, and shall cause its employees, representatives and agents not, to make any claims or representations in respect of the Collaboration Products that have not been approved by Warner.

    7.6 NO DELEGATION. Onyx may use only its own employees or the employees of one or more of its subsidiaries in the course of exercising its co-promotion rights under this Agreement.

    7.7 RETURNS. Warner shall be responsible for handling all returns relating to Collaboration Products. Any Collaboration Product returned to Onyx shall be shipped by Onyx to the address designated by Warner with shipping costs authorized by Warner to be paid by Warner.

    7.8 ORDERS. All customer orders for Collaboration Products shall be received and executed by Warner. Onyx shall transmit any such orders that it receives to Warner no later than the following business day.

    7.9 SAMPLES. Each of the parties will keep accurate records as to the distribution of samples of Collaboration Products and comply with all applicable laws, rules and regulations dealing with the distribution of samples.




                                         19.
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    7.10 COMPLETION OF SALES.  All sales of Collaboration Products will be completed, distributed, accounted for, billed and booked by Warner at prices established by Warner.

    7.11 TRAINING. Consistent with the marketing plans established by the Marketing Committee, but not less than [**] prior to the commencement of the Term of Co-Promotion for each Collaboration Product, Warner shall provide, at Onyx's expense, reasonable access to its sales training staff and facilities for appropriate, initial training of the Onyx sales force.

    7.12 EXCHANGE OF MARKETING INFORMATION. From time-to-time the Marketing Committee will develop call lists, schedules, and other appropriate information for the purpose of determining the physicians and other persons involved in the drug purchase decision-making process to whom Onyx and Warner, respectively, may detail each Collaboration Product. The parties agree to cooperate in finding an inexpensive and expeditious way to provide a call list and other information indicating the identity of those physicians and other persons involved in the decision-making process regarding the purchase of pharmaceuticals.

                                      ARTICLE 8

                                         FDA

    8.1 SIDE EFFECTS. Each party shall promptly advise the other by telefax or overnight delivery service addressed to the attention of its Vice President, Medical Affairs (or, in Onyx's case, the party with similar responsibilities), of any unexpected side effect, adverse reaction or injury which has been brought to that party's attention at any place and which is alleged to have been caused by a Collaboration Product. Warner shall have all rights and responsibility to report such side effect, adverse reaction or injury to regulatory authorities and others as appropriate.

    8.2 REGULATORY AND OTHER INQUIRIES. Upon being contacted by the FDA or any drug regulatory agency for any regulatory purpose pertaining to this Agreement or to a Collaboration Product, Onyx and Warner shall immediately notify and consult with one another and Warner shall provide a response as it deems appropriate. Warner shall have sole responsibility for responding to all inquiries to Warner or Onyx regarding the benefits, side effects and other characteristics of Collaboration Products.

    8.3 PRODUCT RECALL. In the event that Warner or Onyx determines that an event, incident or circumstance has occurred which may result in the need for a recall or other removal of any Collaboration Product or any lot or lots thereof from the market, it shall advise and consult with the other party with respect thereto. Warner shall make the


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final determination to recall or otherwise remove the Collaboration Product or any lot or lots thereof from the market and shall be responsible for the cost and expense of notifying customers and the cost and expense associated with return of the recalled Collaboration Product from a customer. Onyx shall have no such rights or responsibilities in respect of territories outside of the Co-Promotion Country.

    8.4 RESPONSIBILITY IF NOT CO-PROMOTING. Onyx will have the rights and responsibilities referred to in this Article 8 only during the Term of Co-Promotion and for [**] thereafter.

                                      ARTICLE 9

                           RESEARCH FUNDING AND MILESTONES

    9.1 RESEARCH FUNDING. Warner will pay Onyx the following amounts on the following dates during the Term of the Research Collaboration in consideration for work performed by Onyx prior to the Effective Date and to provide support for Onyx's work under the Research Plan:

       The Effective Date....................................... [ ** ]
       Three month anniversary of the Effective Date............ [ ** ]
       Six month anniversary of the Effective Date.............. [ ** ]
       Nine month anniversary of the Effective Date............. [ ** ]
       Twelve month anniversary of the Effective Date........... [ ** ]
       Fifteen month anniversary of the Effective Date.......... [ ** ]
       Eighteen month anniversary of the Effective Date......... [ ** ]
       Twenty-one month anniversary of the Effective Date....... [ ** ]
       Twenty-four month anniversary of the Effective Date...... [ ** ]
       Twenty-seven month anniversary of the Effective Date..... [ ** ]
       Thirty month anniversary of the Effective Date........... [ ** ]
       Thirty-three month anniversary of the Effective Date..... [ ** ]
                                                                -------
                                                                 [ ** ]

    9.2 MILESTONES. (a) Warner will pay Onyx the following amounts with respect to the first Collaboration Product to achieve each stated milestone:

       Commencement of Phase I clinical trials by or on
       behalf of Warner anywhere in the world................... [ ** ]

       Commencement of Phase II clinical trials by or on
       behalf of Warner anywhere in the world................... [ ** ]


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       Commencement of Phase III clinical trials by or on
       behalf of Warner anywhere in the world................... [ ** ]

       The FDA's acceptance for filing of an NDA................ [ ** ]

       Acceptance for filing of an MAA applicable to any of
       the following countries: (i) United Kingdom, (ii) Spain,
       (iii) Italy, (iv) France and (v) Germany (each a
       "Major European Country")................................ [ ** ]
                                                                country, up to
                                                                [ ** ] total

       Approval by the FDA of an NDA............................ [ ** ]

       Approval of an MAA applicable to a Major European
       Country.................................................. [ ** ]
                                                                country, up to
                                                                [ ** ] total

         (b) Warner will pay Onyx [**] upon the approval by the FDA of an NDA for the second and each subsequent Collaboration Product so approved and [**] upon the approval of an MAA applicable to each Major European Country, up to [**], for the second and each subsequent Collaboration Product so approved.

         (c) Onyx will pay Warner [**] upon the approval by the FDA of an NDA for each Onyx Product and [**] upon the approval of an MAA applicable to each Major European Country, up to [**], for each Onyx Product.

                                      ARTICLE 10

                                   CONFIDENTIALITY

    10.1 CONFIDENTIALITY. (a) Except as specifically permitted hereunder, each party hereby agrees to hold in confidence and not use on behalf of itself or others all data, samples, technical and economic information (including the economic terms hereof), commercialization, clinical and research strategies and know-how provided by the other party (the "Disclosing Party") during the Term of this Agreement and all data, results and information developed pursuant to the Collaboration and solely owned by the other party (collectively the "Confidential Information"), except that the term "Confidential Information" shall not include:


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              (i)  information that is or becomes part of the public domain through no fault of the non-Disclosing Party or its Affiliates;

              (ii) information that is obtained after the date hereof by the non-Disclosing Party or one of its Affiliates from any third party which is lawfully in possession of such Confidential Information and not in violation of any contractual or legal obligation to the Disclosing Party with respect to such Confidential Information;

              (iii) Information that is known to the non-Disclosing Party or one or more of its Affiliates prior to disclosure by the Disclosing Party, as evidenced by the non-Disclosing Party's written records; and

              (iv) information that is necessary to be disclosed to any governmental authorities or pursuant to any regulatory filings, provided that in such case the non-Disclosing Party notifies the Disclosing Party reasonably in advance of such disclosure and cooperates with the Disclosing Party to minimize the scope or content of such disclosure.

         (b) The obligations of this Section 10.1 shall survive the expiration or termination of this Agreement.

    10.2 PUBLICITY. All publicity, press releases and other announcements relating to this Agreement or the transactions contemplated hereby shall be reviewed in advance by, and subject to the approval of, both parties; provided, however, that either party may (i) publicize the existence and general subject matter of this Agreement without the other party's approval and (ii) disclose the terms of this Agreement insofar as required to comply with applicable securities laws, provided that in the case of such securities disclosures the disclosing party notifies the other party reasonably in advance of such disclosure and cooperates to minimize the scope and content of such disclosure.

    10.3 PUBLICATION.   The parties shall cooperate in appropriate publication
of the results of research and development work performed pursuant to this Agreement, but subject to the predominating interest to obtain patent protection for any patentable subject matter. To this end, it is agreed that prior to any public disclosure, the party proposing disclosure shall send the other party a copy of the information to be disclosed, and shall allow the other party [**] from the date of receipt in which to determine whether the information to be disclosed contains subject matter for which patent protection should be sought prior to disclosure. If notification is not received during the [**] period, the party proposing disclosure shall be free to proceed with the disclosure. If due to a valid business reason or a belief by the nondisclosing party that the disclosure contains subject matter for which a patentable invention should be sought, then prior to the expiration of the [**] period, the nondisclosing party shall so notify the disclosing party, who shall


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then delay public disclosure of the information for an additional period of up to [**] to permit the preparation and filing of a patent application on the subject matter to be disclosed or other action to be taken. The party proposing disclosure shall thereafter be free to publish or disclose the information. The determination of authorship for any paper shall be in accordance with accepted scientific practice. In no event may any publication or other disclosure contain a party's Confidential Information without such party's prior written consent.

                                      ARTICLE 11

                                        JAPAN

    11.1 JAPANESE COMPANY. Neither party may license any of its Patents or Know-How to, or otherwise collaborate in the Field with, any person or other entity for use in Japan, except pursuant to an agreement mutually acceptable to Onyx and Warner (the "Japanese Company Agreement"). Onyx and Warner will work together to select a Japanese company to collaborate with (the "Japanese Company") and to hold negotiations with the Japanese Company regarding the terms of the Japanese Company Agreement.

    11.2 JAPANESE COMPANY AGREEMENT. Warner agrees that it will accept any proposed Japanese Company Agreement that includes the following provisions: (i) [**]; provided, however, that [**], (ii) [**], (iii) [**], (iv) [**], (v) [**],
(vi) [**]; provided, however, that this provision shall not apply to (a) any


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compound identified by the Japanese Company as a candidate for cGLP/cGMP studies before the effective date of the Japanese Company Agreement, or analogs or derivatives thereof not identified pursuant to any collaboration between Onyx and the Japanese Company or (b) any compound identified after the [**] anniversary of the term of the research collaboration under such agreement; and further provided that this provision will apply to compounds identified during the term of the research collaboration under such agreement or [**] thereafter, and any derivatives or analogs of such compounds whenever identified, and (vii) [**]. For purposes of clause (i) of this section, any dispute about the [**] that cannot be resolved by good faith negotiations between senior executive officers of Onyx and Warner will be resolved by the decision of an investment bank familiar with valuations of privately-held biotechnology companies selected by the parties in good faith agreement, with the cost of performing such valuation borne equally by the parties.

    11.3 ABSENCE OF AGREEMENT. If Onyx does not execute an agreement in the Field with a Japanese company pursuant to Sections 11.1 or 11.2, then neither party shall market or license others to market any Collaboration Compounds in the Field in Japan without the consent of the other party.

                                      ARTICLE 12

                            REPRESENTATIONS AND WARRANTIES

    12.1 LEGAL AUTHORITY. Each party represents and warrants to the other that it has the legal power, authority and right to enter into this Agreement and to perform its respective obligations set forth herein.

    12.2 NO CONFLICTS. Each party represents and warrants that as of the date of this Agreement it is not a party to any agreement or arrangement with any third party or under any obligation or restriction, including pursuant to its Certificate of Incorporation or By-Laws, which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement.

    12.3 OTHERS BOUND. Each party represents and warrants that anyone performing services under this Agreement on its behalf shall be bound by all of the conditions of this Agreement, to the extent necessary to give full effect to this Agreement.


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    12.4 THIRD PARTY RIGHTS.  Each party represents and warrants that to the best of its knowledge its performance of the work under the Collaboration as contemplated by this Agreement will not infringe the patent, trade secret or other proprietary rights of any third party except insofar as any infringement may relate to technology, data or information provided by the other party hereunder.

    12.5 SURVIVAL. The foregoing representations and warranties shall survive the execution, delivery and performance of this Agreement, notwithstanding any investigation by or on behalf of either party.

    12.6 DISCLAIMER. Except as otherwise expressly stated herein, Warner hereby disclaims any warranty expressed or implied as to any Onyx Product sold or placed in commerce by or on behalf of Onyx. Except as otherwise expressly stated herein, Onyx hereby disclaims any warranty expressed or implied as to any Collaboration Product sold or placed in commerce by or on behalf of Warner.

    12.7 EXCLUSIVITY.   Except pursuant to the Japanese Company Agreement,
during the Term of the Research Collaboration and [**] thereafter (i) neither party will conduct any research or development in the Field except pursuant to this Agreement, (ii) neither party will license (or otherwise permit access to) any of its Patents or Know-How for research or development in the Field to (or otherwise collaborate on research or development in the Field with) any other person or entity and (iii) Onyx will not license (or otherwise permit access to) any assay developed by it pursuant to the Collaboration to any other person or entity. In respect of (i), above, each party shall have the right to conduct its own research and development in the Field during [**] following the end of the Term of the Research Collaboration, provided that all results of such work discovered during such period (including without limitation compounds and assays), and analogs and derivatives of compounds identified during such period whenever identified, are promptly disclosed to the other party and are covered by the licenses granted under Sections 1.4, 5.1 and 5.2, as applicable.

                                      ARTICLE 13

                                     TERMINATION

    13.1 TERMINATION FOR BREACH. In the event of a material breach of the provisions of this Agreement described below, the breaching party shall have 30 days after receipt of written notice from the non-breaching party to cure such breach.

         (a) In the event of an uncured material breach of Article 2, the non-breaching party may terminate the Term of the Research Collaboration.


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         (b)  In the event of an uncured material breach of Section 6.3 by
Warner in respect of a Collaboration Product, Onyx may (i) terminate the licenses granted by it pursuant to Section 6.1 in respect of such Product and
(ii) require Warner to grant it an exclusive (even as to Warner), worldwide license (with the right to sublicense) under the Patents relating to such Product and owned or controlled by Warner, to the extent necessary to make, use or sell such Product.

         (c) In the event of an uncured material breach of Section 6.5 by Onyx in respect of an Onyx Product, Warner may (i) terminate the licenses granted by it pursuant to Section 6.2 in respect of such Product and (ii) require Onyx to grant it an exclusive (even as to Onyx), worldwide license (with the right to sublicense) under the Patents relating to such Product and owned or controlled by Onyx, to the extent necessary to make, use or sell such Product.

         (d) In the event of an uncured material breach by Onyx of any provision of Article 7, Warner may immediately terminate the Term of Co-Promotion.

    13.2 EFFECT OF BANKRUPTCY. If either party files a voluntary petition in bankruptcy, is adjudicated a bankrupt, makes a general assignment for the benefit of creditors, admits in writing that it is insolvent or fails to discharge within 15 days an involuntary petition in bankruptcy filed against it, then the other party will have 60 days to determine whether or not (a) the Term of the Research Collaboration shall immediately terminate and/or (b) the Term of Co-Promotion shall immediately terminate.

    13.3 TERMINATION OF CO-PROMOTION RIGHTS. Warner may terminate Onyx's right to co-promote Collaboration Products hereunder if (i) any entity or person in the pharmaceutical industry directly or indirectly acquires ownership or control of more than 50% of Onyx's voting capital stock or substantially all of its assets or (ii) Onyx develops or acquires a financial interest in any product that could compete with any Collaboration Product as to which product an NDA has been filed with or approved by the FDA.

    13.4 REMEDIES. In the event of any breach of any provision of this Agreement, in addition to the termination rights set forth herein, each party shall have all other rights and remedies at law or equity to enforce this Agreement.

    13.5 VOLUNTARY TERMINATION. Warner may terminate this Agreement by providing written notice thereof to Onyx on the eighteen month anniversary of the Effective Date. In such event, the Term of this Agreement will automatically terminate, and Warner's obligation to purchase stock on the second anniversary of the Effective Date under the Preferred Stock Purchase Agreement dated the date hereof will also terminate. Notwithstanding the termination of the Term of this Agreement, (i) Warner will make all research payments to Onyx that are due before the second anniversary of the


                                         27.

Effective Date pursuant to Section 9.1 (payable on the dates that such payments are due) and shall make a termination payment of [**] on the second anniversary of the Effective Date, (ii) Warner will grant Onyx an exclusive (even as to Warner), world-wide, fully-paid, perpetual license under Warner's Patents and Warner's Know-How discovered or reduced to practice prior to the [**] anniversary of the termination of the Term of this Agreement that are necessary to make, use and sell any Collaboration Compound for therapeutic or diagnostic use in the Field, (iii) the licenses granted under Section 6.1 will terminate and (iv) the licenses granted to Warner under Section 2.4 will terminate.

                                      ARTICLE 14

                                  GENERAL PROVISIONS

    14.1 INDEMNIFICATION. Each of Warner and Onyx agrees to indemnify and hold harmless the other party and its Affiliates and their respective employees, agents, officers, directors and permitted assigns (such party's "Indemnified Group") from and against any claims, judgments, expenses (including reasonable attorney's fees), damages and awards (collectively a "Claim") arising out of or resulting from (i) its negligence or misconduct in regard to any Product, (ii) a breach of any of its representations or warranties hereunder or (iii) the manufacture, use or sale of a Collaboration Product (in the case of Warner) or an Onyx Product (in the case of Onyx), except to the extent that such Claim arises out of or results from the negligence or misconduct of a party seeking to be indemnified and held harmless or the negligence or misconduct of a member of such party's Indemnified Group. A condition of this obligation is that, whenever an indemnified party has information from which it may reasonably conclude an incident has occurred which could give rise to a Claim, such indemnified party shall immediately give notice to the indemnifying party of all pertinent data surrounding such incident and, in the event claim is made or suit is brought, all indemnified parties shall assist the indemnifying party and cooperate in the gathering of information with respect to the time, place and circumstances and in obtaining the names and addresses of any injured parties and available witnesses. No indemnified party shall, except at its own cost, voluntarily make any payment or incur any expense in connection with any such Claim or suit without the prior written consent of the indemnifying party. The obligations set forth in this Section shall survive the expiration or termination of this Agreement.

    14.2 ASSIGNMENT. This Agreement shall not be assignable by either party without the prior written consent of the other party, such consent not to be unreasonably withheld. In no event will any assignment relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon and, subject to the terms of the foregoing sentence, inure to the benefit of the parties' successors, legal representatives and assigns. Notwithstanding the foregoing, Warner may assign this Agreement to any of its wholly-owned subsidiaries or any entity succeeding to a majority of its Parke-Davis


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business, and either party may assign this Agreement to its successor in connection with any merger, consolidation or sale of all or substantially all of its assets.

    14.3 NON-WAIVER. The waiver by either of the parties of any breach of any provision hereof by the other party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

    14.4 RESEARCH DISPUTE RESOLUTION. The parties recognize that the collaborative research program under the Research Plan may require the resolution of certain issues or the negotiation of additional agreements in the future. In the event the Research Management Committee is unable to resolve a dispute under the Research Plan, either party may have the dispute referred to the President of Onyx and the senior officer of Warner's pharmaceutical business for good faith resolution.

    14.5 GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, other than those provisions governing conflicts of law.

    14.6 PARTIAL INVALIDITY. If and to the extent that any court or tribunal of competent jurisdiction holds any of the terms or provisions of this Agreement, or the application thereof to any circumstances, to be invalid or unenforceable in a final nonappealable order, the parties shall use their best efforts to reform the portions of this Agreement declared invalid to realize the intent of the parties as fully as practical, and the remainder of this Agreement and the application of such invalid term or provision to circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each of the remaining terms and provisions of this Agreement shall remain valid and enforceable to the fullest extent of the law.

    14.7 NOTICE. Any notice to be given to a party under or in connection with this Agreement shall be in writing and shall be (i) personally delivered, (ii) delivered by a nationally recognized overnight courier or (iii) delivered by certified mail, postage prepaid, return receipt requested to the party at the address set forth below for such party:

     To Warner:                          To Onyx:

     Senior Vice President, Research     Hollings Renton
     Parke-Davis Pharmaceutical          President & CEO
       Research Division,                Onyx Corporation
     Warner-Lambert Company              3031 Research Drive
     2800 Plymouth Road                  Building A
     Ann Arbor, MI  48105                Richmond, CA  94806


                                         29.

     with a copy to:                     with a copy to:

     President, Parke-Davis              Robert L. Jones, Esq.
     United States and Mexico            Cooley Godward LLP
     Warner-Lambert Company              5 Palo Alto Square
     201 Tabor Road                      4th Floor
     Morris Plains, NJ  07950            Palo Alto, CA  94306

     and a copy to:

     Vice President and General Counsel
     Warner-Lambert Company
     201 Tabor Road
     Morris Plains, NJ  07950

or to such other address as to which the party has given notice thereof. Such notices shall be deemed given upon receipt.

    14.8 VACCINES AND DIAGNOSTICS. Pursuant to an Agreement, between Chiron Corporation ("Chiron") and Onyx, dated April 24, 1992, Chiron has certain rights to Vaccines and Diagnostics developed by Onyx. Warner and Onyx agree that, notwithstanding any other term or provision of this Agreement to the contrary, neither party shall license to the other any Patents or Know-How to make, use or sell Vaccines or Diagnostics. Furthermore, each party hereto may make, use or sell Vaccines and Diagnostics in the Field without obligation to the other party, including as relates to payment of milestones and royalties. As used in this Section, (i) "Vaccines" shall mean [**] and (ii) "Diagnostics" shall mean [**].

    14.9 HEADINGS. The headings appearing herein have been inserted solely for the convenience of the parties hereto and shall not affect the construction, meaning or interpretation of this Agreement or any of its terms and conditions.

    14.10 NO IMPLIED LICENSES OR WARRANTIES. No right or license under any patent application, issued patent, know-how or other proprietary information is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as



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expressly provided in the terms of this Agreement.  Neither party warrants the success of any clinical or other studies undertaken by it.

    14.11 FORCE MAJEURE. No failure or omission by the parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement nor shall it create any liability if the same shall arise from any cause or causes beyond the reasonable control of the affected party, including, but not limited to, the following, which for purposes of this Agreement shall be regarded as beyond the control of the party in question: acts of nature; acts or omissions of any government; any rules, regulations, or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; invasion; strikes; and lockouts or the like; provided that the party so affected shall use its best efforts to avoid or remove such causes or nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

    14.12 SURVIVAL. The representations and warranties contained in this Agreement as well as those rights and/or obligations contained in the terms of this Agreement which by their intent or meaning have validity beyond the term of this Agreement shall survive the termination or expiration of this Agreement.

    14.13 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties with respect to the subject matter contained herein and supersedes any and all prior agreements, understandings and arrangements whether oral or written between the parties relating to the subject matter hereof. This Agreement will control in the event of any conflict between this Agreement and the Research Plan.

    14.14 AMENDMENTS. No amendment, change, modification or alteration of the terms and conditions of this Agreement shall be binding upon either party unless in writing and signed by the party to be charged.

    14.15 INDEPENDENT CONTRACTORS. It is understood that both parties hereto are independent contractors and engage in the operation of their own respective businesses, and neither party hereto is to be considered the agent or partner of the other party for any purpose whatsoever. Neither party has any authority to enter into any contracts or assume any obligations for the other party or make any warranties or representations on behalf of the other party.

    14.16 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.


                                         31.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


ONYX PHARMACEUTICALS, INC.             WARNER-LAMBERT COMPANY



By: /s/ Hollings C. Renton             By: /s/ Ronald M. Cresswell
   --------------------------------       --------------------------------

Name: Hollings C. Renton               Name: Ronald M. Cresswell
     ------------------------------         ------------------------------
Title: President & CEO                 Title: Vice President and Chairman
      -----------------------------           Parke-Davis Pharmaceutical
                                              Research
                                              Warner-Lambert Company
                                             -----------------------------



                                         32.

                                      SCHEDULE 1

                       PRE-EXISTING CONFIDENTIALITY OBLIGATIONS